UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 22, 2011

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2011, the Board of Directors of Iteris, Inc. (the “Company”) increased the authorized number of directors to eight from seven and appointed Mikel Williams to fill the vacancy created by the increase.  Mr. Williams will serve for the term expiring at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) and will stand for election by the stockholders at the Annual Meeting.

Mr. Williams, age 54, has served as the chief executive officer of DDi Corporation, a leading provider of time-critical, technologically advanced electronics manufacturing services, since 2005.  He previously served as chief financial officer of DDi from 2004 to 2005.  Prior to DDi, he was president of Constellation Management Group, LLC, where he provided strategic, operational, and financial consulting services to companies in the telecommunications, software, and other technology-related industries.

As a non-employee director of the Company, Mr. Williams will receive the same cash and equity compensation as each of the Company’s other non-employee directors.  There is no arrangement or understanding between Mr. Williams and any other person pursuant to which he was elected as a director of the Company.  There is no familial relationship between Mr. Williams and any other director or executive officer of the Company, and there are no transactions between Mr. Williams and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2011
ITERIS, INC.,
a Delaware corporation

	By:	/S/ ABBAS MOHADDES
Abbas Mohaddes
Chief Executive Officer and President